Brian Coad Appointed Chief Financial Officer of First Albany Companies Inc.
Albany, NY – June 30, 2006 — The Board of Directors of First Albany Companies Inc. (NASDAQ: FACT) today announced the appointment of Brian Coad as Chief Financial Officer of the company, effective immediately. Paul Kutey, who has served as the company’s Acting Chief Financial Officer, is stepping down and will assist the company in an orderly transition.
George McNamee, Chairman of the Board of Directors of the company, said, “The Board in consultation with our new CEO, Peter McNierney, has voted unanimously to name Brian as CFO. Brian has been with the firm for almost four years and has a strong grasp on the internal and external issues facing the firm and has been instrumental in the restructuring of our operations and balance sheet to date.” Mr. McNierney said, “Brian and I have worked closely together on the buildup of the Equity Investment Banking division and on special projects for the firm. We share the same vision of what this firm can achieve and I am extremely pleased to have him as a partner. His working relationships with our division heads and his knowledge of all of our business lines are a tremendous asset.”
Mr. McNamee added, “On behalf of the firm, I would like to thank Paul Kutey for stepping into the Acting CFO role in November 2005. His efforts and dedication allowed the firm to move forward pending a conclusion on our CEO search.”
Mr. Coad joined First Albany Capital in 2003 as Vice President and Director of Financial Planning and Analysis. Prior to joining First Albany, Mr. Coad was CFO of Frost Securities, Inc., a boutique investment bank and institutional broker dealer specializing in both the energy and technology sectors. Mr. Coad received a B.B.A. degree in Finance from Southern Methodist University and is a Chartered Financial Analyst.
About First Albany
First Albany Companies Inc. (NASDAQ: FACT) is an independent investment bank that serves the institutional market, state and local governments and the growing corporate middle market by providing clients with strategic, research-based investment opportunities, as well as advisory and financing services. First Albany offers a diverse range of products through its Equities and Municipal Capital Markets divisions, as well as through Descap Securities Inc., its MBS/ABS trading subsidiary, and FA Technology Ventures Inc., its venture capital division. First Albany maintains offices in major business and commercial markets.